Exhibit 32

Written Statement of the Principal Executive Officer and Principal Financial Officer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned President and Chief Operating Officer and Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Fresh Brands, Inc. (the “Company”), hereby certify, based on our knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended July 16, 2005 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

DATE: August 23, 2005

By: /s/ Louis E. Stinebaugh
Louis E. Stinebaugh
President and Chief Operating Officer
By: /s/ John H. Dahly
John H. Dahly
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer